Exhibit 99.1

EL PASO PIPELINE PARTNERS INCREASES QUARTERLY
DISTRIBUTION TO $0.63 PER UNIT

Distribution Up 15 Percent From Second Quarter 2012

HOUSTON, July 17, 2013 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today increased its quarterly cash distribution per common unit to $0.63 ($2.52 annualized) payable on Aug. 14, 2013, to unitholders of record as of July 31, 2013. This represents a 15 percent increase over the second quarter 2012 cash distribution per unit of $0.55 ($2.20 annualized). EPB has increased its cash distribution 21 consecutive quarters since its initial public offering in November 2007.
Chairman and CEO Richard D. Kinder said, “EPB had a solid second quarter with total asset earnings before DD&A and certain items of $285 million, up 4 percent from $275 million for the same period last year. EPB's results were driven by a full quarter contribution in 2013 from the drop down of Cheyenne Plains Pipeline from its general partner on May 24, 2012, along with an Elba Express expansion project coming online.”
EPB reported second quarter distributable cash flow before certain items of $129 million, down from $135 million for the comparable period in 2012. Distributable cash flow per unit before certain items was $0.60, compared to $0.65 for the second quarter last year. Second quarter net income before certain items was $144 million compared to $131 million for the same period in 2012. Including certain items, net income was $136 million versus $105 million for the second quarter last year.
For the first six months, EPB generated distributable cash flow before certain items of $298 million, up 7 percent from $278 million for the first two quarters of 2012. Distributable cash flow per unit before certain items was $1.38 versus $1.35 for the first six months last year. Net income before certain items was $321 million versus $272 million for first half of 2012.

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Including certain items, net income was $310 million compared to $260 million for the first two quarters last year.
2013 Outlook
As previously announced, EPB expects to declare cash distributions of $2.55 per unit for 2013, a 13 percent increase over the $2.25 per unit it distributed for 2012.
Other News

•
In June, Southern LNG Company (SLNG), a subsidiary of EPB, and Shell US Gas & Power LLC, a subsidiary of Royal Dutch Shell plc, executed the final contracts for the construction and operation of the proposed Elba Liquefaction Project. In January 2013, SLNG and Shell US Gas & Power announced their intent to form Elba Liquefaction Company to develop a natural gas liquefaction facility at SLNG's existing Elba Island LNG Terminal near Savannah, Ga. Subject to regulatory approval, Elba Express Company (EEC), a subsidiary of EPB, will modify EPB's Elba Express Pipeline to transport natural gas to the Elba Island LNG Terminal for processing and storage, and SLNG will modify its terminal facilities to facilitate ultimate vessel export of the LNG by Shell. Phase one of the project, anticipated to be in service in late 2016 or early 2017, is moving forward under approved Free Trade Agreement (FTA) status. An application is pending for authority to export LNG to non-FTA countries. EPB's estimated investment in phase one of the Elba Liquefaction project, including the expansion of related facilities on EEC and SLNG, is approximately $850 million. Under two phases of development, the total project is expected to have liquefaction capacity of approximately 2.5 million tonnes per year (1.5 million tonnes per year for phase one) of LNG or approximately 350 million cubic feet of gas per day (210 million cubic feet of gas per day for phase one).

•
In early April, Elba Express Company completed construction and placed in service the new Hartwell 10,000-horsepower compressor station in Hart County, Ga.  The Hartwell station, an approximately $25 million investment, provides an additional 220 million cubic feet per day of capacity and increased operational flexibility for the 190-mile Elba Express Pipeline. Elba Express Company is currently planning an expansion of its pipeline system using incremental compression to serve additional loads created by the proposed Elba Liquefaction Project at EPB's Elba Island Terminal and other capacity needs along the Elba Express Pipeline.

•
Construction is underway in Mississippi on the previously announced Rose Hill Project, which involves facility modifications on both SNG and Kinder Morgan Energy Partners' Tennessee Gas Pipeline (TGP). The approximately $34 million project will allow SNG customers to shift 449,240 dekatherms per day (Dth/d) from present receipt locations to receipt points farther west, including an interconnection between SNG and TGP. The project also calls for relocating a 10,000-horsepower turbine from an SNG compressor station at LaCombe, La., to an SNG compressor station at Enterprise, Miss. A Nov. 1, 2013, in-service date is anticipated.

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•
Construction is under way for the WYCO High Plains Expansion Project, a joint venture between Colorado Interstate Gas (CIG) and Xcel Energy. The project will link the Denver-Julesburg Basin with CIG's High Plains system. CIG is constructing approximately 8 miles of 24-inch-diameter lateral pipeline and making other modifications to the High Plains Pipeline System to make it bi-directional, enhancing flexibility and transport capacity. The $24 million High Plains expansion will provide additional takeaway capacity from the Denver-Julesburg Basin. Two shippers have signed long-term, firm-service contracts for an initial 250,000 Dth/d. A FERC certificate was issued in March and the project is expected to be in service by November 2013.

•
In June, Wyoming Interstate Company (WIC) filed an Offer of Settlement with the FERC that seeks to fully resolve FERC's rate investigation under Section 5 of the Natural Gas Act that was initiated Nov. 15, 2012. WIC's proposed settlement, agreed to by all active parties, provides for two-phase, base tariff rate reductions on July 1, 2013, and Jan. 1, 2014, as well as rate certainty for the parties during a three-year moratorium on new rates through July 1, 2016.

•
FERC recently approved, without modifications, SNG's Offer of Settlement the company filed that was required as part of its last rate case settlement in 2009. Under the settlement, customers must extend all firm service agreements through Aug. 31, 2016, and SNG cannot file a Section 4 rate case to be effective earlier than Sept. 1, 2016. The settlement also includes rate certainty for the parties during a three-year moratorium on new rates and a two-phase reduction in rates effective on Sept. 1, 2013, and Nov. 1, 2015. The settlement requires SNG to file a new rate case to be effective no later than Sept. 1, 2018.

•	The effects of both the WIC and SNG settlements have been taken into account in our 2013 distribution guidance.
Financings

•
EPB sold common units valued at almost $64 million under its at-the-market equity program during the second quarter, bringing the total to approximately $86 million through the first six months of the year.

El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $115 billion. It owns an interest in or operates more than 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal,

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petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB, and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit http://www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 17, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB's second quarter earnings.
The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for our equity method investees Bear Creek, WYCO and as of January 1, 2013 Elba Liquefaction, plus other income and expenses, net (which primarily includes deferred revenue, non-cash AFUDC equity and other items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar

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measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by removing the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, operating income or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

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CONTACTS
Media Relations	Investor Relations
Emily Mir	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
emily_mir@kindermorgan.com	www.kindermorgan.com

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El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$359	$367	$745	$757
Costs, expenses and other
Operations and maintenance	80	127	151	227
Depreciation and amortization	44	45	89	91
Taxes, other than income taxes	23	22	44	44
	147	194	284	362
Operating income	212	173	461	395
Other income (expense)
Earnings from equity investments	3	4	6	7
Interest expense, net	(76)	(72)	(151)	(144)
Other, net	(3)	—	(6)	2
Net income	136	105	310	260

Net income attributable to noncontrolling interests	—	(4)	—	(10)
Net income attributable to EPB	$136	$101	$310	$250

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$136	$101	$310	$250
Less: Pre-acquisition earnings allocated to General Partner (1)	—	(8)	—	(22)
Plus: Severance costs allocated to General Partner	1	29	1	29
Less: General Partner's 2% interest allocation	(3)	(2)	(6)	(5)
Less: General Partner's incentive distribution	(47)	(29)	(92)	(50)
Limited Partners' interest in net income	$87	$91	$213	$202

Limited Partners' net income per unit
Net income	$0.40	$0.44	$0.98	$0.98
Weighted average units outstanding	217	207	216	206

Per unit cash distribution declared for the period	$0.63	$0.55	$1.25	$1.06

Notes:
(1) Represents Cheyenne Plains' earnings prior to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings before DD&A and certain items	$285	$275	$602	$558
DD&A	44	43	89	86
Earnings contribution	241	232	513	472
General and administrative expense	(21)	(30)	(41)	(60)
Interest expense, net	(76)	(71)	(151)	(140)
Net income before certain items	144	131	321	272
Certain items
Cheyenne Plains pre-acquisition earnings	—	8	—	22
Non-cash severance costs	(1)	(29)	(1)	(29)
CIG environmental reserve adjustment	—	6	—	6
Loss on write-off of asset (1)	—	(11)	—	(11)
SNG offshore assets hurricane repair costs	(2)	—	(2)	—
Sales and use tax reserve adjustment (2)	(2)	—	(2)	—
Amortization of regulatory asset related to offshore asset sale	(3)	—	(6)	—
Sub-total certain items	(8)	(26)	(11)	(12)
Net Income	$136	$105	$310	$260
Less: Pre-acquisition earnings allocated to General Partner (3)	—	(8)	—	(22)
Plus: Severance costs allocated to General Partner (4)	1	29	1	29
Less: General Partner's 2% interest allocation	(3)	(2)	(6)	(5)
Less: General Partner's incentive distribution	(47)	(29)	(92)	(50)
Less: Noncontrolling Interests in net income	—	(4)	—	(10)
Limited Partners' net income	$87	$91	$213	$202

Net income before certain items	$144	$131	$321	$272
Less: Net income attributable to Noncontrolling Interests before certain items	—	(4)	—	(10)
Net income attributable to EPB before certain items	144	127	321	262
Less: General Partner's 2% interest allocation	(3)	(2)	(6)	(5)
Less: General Partner's incentive distribution	(47)	(29)	(92)	(50)
Limited Partners' net income before certain items	94	96	223	207
Depreciation and amortization (5)	44	43	89	86
Net income attributable to noncontrolling interests before certain items	—	4	—	10
Declared distributions to noncontrolling interests before certain items (6)	—	—	—	(8)
Other (7)	1	—	1	(1)
Sustaining capital expenditures (8)	(10)	(8)	(15)	(16)
DCF before certain items - Limited Partners	$129	$135	$298	$278

Net income / unit before certain items	$0.43	$0.46	$1.03	$1.00
DCF / unit before certain items	$0.60	$0.65	$1.38	$1.35
Weighted average units outstanding	217	207	216	206

Notes ($ millions):
(1) Reflects write-off of a cancelled software implementation project for each of the 2012 periods presented.
(2) Non-cash reserve adjustment related to periods prior to July 2012.
(3) Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(4) Represents the non-cash severance costs allocated to EPB from El Paso as a result of KMI's acquisition of El Paso. EPB does not have any obligation nor did EPB pay any amounts related to this expense.
(5) Includes EPB's share of Bear Creek and WYCO DD&A (less than $0.4 for each of the periods presented).
(6) Cash distributions made to the noncontrolling interest holder.
(7) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(8) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures (less than $1 for each of the periods presented).

Transport Volumes (BBtu/d)	7,239	7,820	7,560	7,814

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$220	$114
Other current assets	203	241
Property, plant and equipment, net	5,906	5,931
Investments	73	72
Regulatory assets and other assets	212	223
TOTAL ASSETS	$6,614	$6,581

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$164	$93
Other current liabilities	177	188
Long-term debt	4,173	4,246
Other	76	67
Total liabilities	4,590	4,594

Partners' capital
Accumulated other comprehensive income	10	10
Other partners' capital	2,014	1,977
Total partners' capital	2,024	1,987
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,614	$6,581

Total Debt, net of cash and cash equivalents (1)	$4,125	$4,233
EBITDA (2) (3)	$1,136	$1,073
Debt to EBITDA	3.6	3.9

	Twelve Months Ended
	June 30, 2013	December 31, 2012
Net Income	$639	$589
Certain items	18	19
Depreciation and amortization (3)	179	176
Interest expense, net	300	289
EBITDA	$1,136	$1,073

Notes ($ millions):
(1) Amounts reflect the gross debt balance before unamortized discount ($8) for each of the periods presented.
(2) Amounts represent the last twelve months.
(3) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was less than $1 for each of the twelve months ended June 30, 2013 and December 31, 2012.